EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and “Selected Historical Financial Date of NitroMed” and to the use of our report dated March 4, 2008, included in the Joint Proxy Statement of NitroMed, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of NitroMed, Inc. for the registration of shares of its common stock in connection with NitroMed, Inc.’s proposed merger transaction with Archemix Corp.

/s/ Ernst & Young LLP

December 16, 2008
Boston, Massachusetts